Exhibit 99.1

Investor Contact:
Alex Schwartz
Esperion
734-249-3386
aschwartz@esperion.com

Media Contact:
Elliot Fox
W2O Group
212-257-6724
efox@w2ogroup.com

Esperion Provides Bempedoic Acid Franchise Development Program Updates; Reports Fourth Quarter and Full Year 2018 Financial Results

ANN ARBOR, Mich., Feb. 28, 2019 (GLOBE NEWSWIRE) — Esperion (NASDAQ:ESPR), the Lipid Management Company focused on developing and commercializing complementary, cost-effective, convenient, once-daily, oral therapies for the treatment of patients with elevated low density lipoprotein cholesterol (LDL-C), today provided bempedoic acid franchise development program updates and financial results for the fourth quarter and year ended December 31, 2018.

“2018 was an exciting and incredibly productive year for our Lipid Management Team highlighted by positive top-line results reported from five pivotal Phase 3 studies. Already in 2019, we’ve continued this momentum by completing an EU commercialization agreement with Daiichi Sankyo Europe (DSE) and submitting our NDAs and MAAs to FDA and EMA, respectively,” said Tim M. Mayleben, President and Chief Executive Officer of Esperion. “Our team of Lipid Management experts will be working closely with regulatory authorities throughout 2019 to bring our LDL-cholesterol lowering therapies to the millions of patients who are not reaching their LDL-C lowering goals with existing treatment options.”

Recent Development Program Highlights

October 2018:

•                  Announced positive top-line results from Study 2 (1002-047), the global, pivotal Phase 3 study of bempedoic acid 180 mg evaluating the LDL-C lowering efficacy and the safety and tolerability of bempedoic acid versus placebo in patients with atherosclerotic cardiovascular disease (ASCVD) and/or heterozygous familial hypercholesterolemia (HeFH) who are inadequately controlled with current lipid-modifying therapies, including maximally tolerated statin therapy. Bempedoic acid was observed to be safe and well-tolerated in this study and provided consistent LDL-C lowering and hsCRP reductions.

•                  Announced positive cumulative results from our Phase 3 LDL-C lowering development program of bempedoic acid. The program consisted of four pivotal, Phase 3, randomized, double-blind, placebo-controlled studies which evaluated the LDL-C lowering efficacy and safety and tolerability of bempedoic acid 180 mg compared to placebo in high cardiovascular risk patients including ASCVD and/or HeFH patients. Bempedoic acid achieved all safety and tolerability objectives in the Phase 3 program and provided patients an additional 18% to 31% LDL-C lowering, 19% to 33% hsCRP reductions, as well as 0.19% to 0.31% hemoglobin A1c reductions.

November 2018:

•                  Final Study 3 (1002-046) results were presented by Dr. med Ulrich Laufs at the American Heart Association Scientific Sessions.

January 2019:

•                  Announced a collaboration agreement with Daiichi Sankyo Europe (DSE) to commercialize bempedoic acid and the bempedoic acid / ezetimibe combination tablet in the European Economic Area and Switzerland.  DSE’s European sales organization includes over 1,000 professionals dedicated to the commercialization of cardiovascular products and has a strong history of successful cardiovascular commercial launches.  Payments to Esperion under the agreement included $150 million upfront, $150 million upon first commercial sale in the territory, up to $600 million in additional regulatory and commercial milestones payments as well as 15% to 25% tiered royalties on net territory sales.

February 2019:

•                  Announced the submission of two New Drug Applications (NDAs) for bempedoic acid and the bempedoic acid / ezetimibe combination tablet to the U.S. Food and Drug Administration (FDA). The bempedoic acid NDA was submitted to the FDA on February 20, 2019 and the bempedoic acid / ezetimibe combination tablet NDA was submitted to the FDA on February 26, 2019.

•                  Announced that the European Medicines Agency (EMA) has completed formal validation of Esperion’s two Marketing Authorization Applications (MAAs) and officially started the review procedure for both bempedoic acid and the bempedoic acid / ezetimibe combination tablet. The MAAs for bempedoic acid and the bempedoic acid / ezetimibe combination tablet were submitted to the EMA on February 11, 2019.

Upcoming Milestones

Third quarter 2019:

•                  Enrollment completion in the CLEAR Outcomes study

Second half 2019:

•                  Top-line results from the 12-week, Phase 2 study (1002-058) of the bempedoic acid / ezetimibe combination tablet in patients with elevated LDL-C and type 2 diabetes mellitus

•                  Pivotal Phase 3 trial initiation of bempedoic acid in patients with elevated LDL-C and type 2 diabetes, to support a glycemic control indication in adults with type 2 diabetes mellitus as well as HbA1c data inclusion

2019 Financial Outlook

Esperion expects 2019 net cash used in operations to be $25 to $35 million, driven by the following components:

Collaboration and license agreement cash source	$150 million
R&D cash used	$115 million to $120 million
SG&A cash used	$60 million to $65 million

Esperion expects that current cash resources, coupled with expected milestone payments under the European commercial collaboration agreement, as well as bempedoic acid and the bempedoic acid / ezetimibe combination tablet commercial sales, are sufficient to fund operations until operating cash flow is positive.

2018 Fourth Quarter and Full-Year Financial Results

As of December 31, 2018, cash and cash equivalents and investment securities available-for-sale totaled $136.3 million compared with $273.6 million at December 31, 2017. This amount does not include the $150.0 million upfront payment resulting from the Daiichi Sankyo Europe agreement that was announced on January 4, 2019.

Research and development expenses were $49.5 million for the fourth quarter of 2018 and $171.5 million for the year ended December 31, 2018, compared to $33.4 million and $147.6 million for the comparable periods in 2017. The increase in research and development expenses was primarily related to clinical development costs for the bempedoic acid / ezetimibe combination tablet and bempedoic acid, including costs to support the completion of four global pivotal Phase 3 studies for bempedoic acid and the pivotal Phase 3 study for the bempedoic acid / ezetimibe combination tablet during the period, the ongoing CLEAR CVOT, and increases in our headcount and stock-based compensation expense.

General and administrative expenses were $11.2 million for the fourth quarter of 2018 and $33.1 million for the year ended December 31, 2018, compared to $5.3 million and $21.4 million for the comparable periods in 2017. The increase in general and administrative expenses was primarily attributable to costs to support public company operations, including costs to support pre-commercialization activities, further increases in our headcount and stock-based compensation expense, and other costs to support our growth.

Esperion had a net loss of $60.0 million for the fourth quarter of 2018 and $201.8 million for the year ended December 31, 2018, compared to $37.9 million and $167.0 million, respectively, for the comparable periods in 2017.

Esperion had approximately 26.8 million shares of common stock outstanding, with another 5.3 million issuable upon exercise of stock options and warrants and vesting of restricted stock units as of December 31, 2018.

Bempedoic Acid / Ezetimibe Combination Tablet

Through the complementary mechanisms of action of inhibition of cholesterol synthesis (bempedoic acid) and inhibition of cholesterol absorption (ezetimibe), the bempedoic acid / ezetimibe combination tablet is our lead, non-statin, orally available, once-daily, LDL-C lowering therapy. Inhibition of ATP Citrate Lyase (ACL) by bempedoic acid reduces cholesterol biosynthesis and lowers LDL-C by up-regulating the LDL receptor. Inhibition of Niemann-Pick C1-Like 1 (NPC1L1) by ezetimibe results in reduced absorption of cholesterol from the gastrointestinal tract, thereby reducing delivery of cholesterol to the liver, which in turn upregulates the LDL receptors.  Phase 3 data demonstrated that this safe and well-tolerated combination results in a 35 percent lowering of LDL-C when used with maximally tolerated statins, a 43 percent lowering of LDL-C when used as a monotherapy, and a 34 percent reduction in high sensitivity C-reactive protein (hsCRP).

Bempedoic Acid

With a targeted mechanism of action, bempedoic acid is a first-in-class, complementary, orally available, once-daily ATP Citrate Lyase inhibitor that, reduces cholesterol biosynthesis and lowers LDL-C by up-regulating the LDL receptor. Similar to statins, bempedoic acid also reduces hsCRP, a key marker of inflammation associated with cardiovascular disease. Completed Phase 2 and Phase 3 studies conducted in almost 4,800 patients, and approximately 3,100 patients treated with bempedoic acid, have demonstrated an additional 20 percent LDL-C lowering when used with maximally tolerated statins, up to 30 percent LDL-C lowering as monotherapy, 35 percent LDL-C lowering in combination with ezetimibe when used with maximally tolerated statins and up to 48 percent LDL-C lowering in combination with ezetimibe as monotherapy.

The effect of bempedoic acid on cardiovascular morbidity and mortality has not yet been determined. The company initiated a global cardiovascular outcomes trial (CVOT) to assess the effects of bempedoic acid on the occurrence of major cardiovascular events in patients with, or at high risk for, cardiovascular disease (CVD) who are only able to tolerate less than the lowest approved daily starting dose of a statin and considered “statin intolerant.” The CVOT — known as CLEAR Outcomes — is an event-driven, global, randomized, double-blind, placebo-controlled study expected to enroll approximately 12,600 patients with hypercholesterolemia and high CVD risk at over 1,000 sites in approximately 30 countries.

Esperion’s Commitment to Patients with Hypercholesterolemia

High levels of LDL-C can lead to a build-up of fat and cholesterol in and on artery walls (known as atherosclerosis), potentially leading to cardiovascular events, including heart attack or stroke. In the U.S., 96 million people, or more than 37 percent of the adult population have elevated LDL-C. There are approximately 18 million people in the U.S. with atherosclerotic cardiovascular disease (ASCVD) who live with elevated levels of LDL-C despite taking maximally tolerated lipid-modifying therapy — including individuals considered statin intolerant — leaving them at high risk for cardiovascular events. More than 50 percent of ASCVD patients who are not able to reach their LDL-C goals with statins alone, need less than a 40 percent reduction to reach their LDL-C threshold.

Esperion’s mission as the Lipid Management Company is to deliver once-daily, oral therapies that complement existing oral drugs to provide the additional LDL-C lowering that these patients need.

The Lipid Management Company

Esperion is the Lipid Management Company passionately committed to developing and commercializing complementary, cost-effective, convenient, once-daily, oral therapies for the treatment of patients with elevated LDL-C. Through scientific and clinical excellence, and a deep understanding of cholesterol biology, the experienced Lipid Management Team at Esperion is committed to developing new LDL-C lowering therapies that will make a substantial impact on reducing global cardiovascular disease; the leading cause of death around the world. Bempedoic acid and the company’s lead product candidate, the bempedoic acid / ezetimibe combination tablet, are targeted therapies that have been shown to significantly lower elevated LDL-C levels in patients with hypercholesterolemia, including patients inadequately treated with current lipid-modifying therapies. For more information, please visit www.esperion.com and follow us on Twitter at https://twitter.com/EsperionInc.

Forward Looking Statement: Esperion

This press release contains forward-looking statements that are made pursuant to the safe harbor provisions of the federal securities laws, including statements regarding the regulatory approval pathway for the bempedoic acid / ezetimibe combination tablet and bempedoic acid and the therapeutic potential of, clinical development plan for, the bempedoic acid / ezetimibe combination tablet and bempedoic acid, including Esperion’s timing, designs, plans and announcement of results regarding its CLEAR Outcomes study and other ongoing clinical studies for bempedoic acid and the bempedoic acid / ezetimibe combination tablet, Esperion’s expectations for the market for therapies to lower LDL-C, including the market adoption of bempedoic acid and the bempedoic acid / ezetimibe combination tablet, if approved, the expected upcoming milestones described in this press release, and Esperion’s cash position and financial outlook. Any express or implied statements contained in this press release that are not statements of historical fact may be deemed to be forward-looking statements. Forward-looking statements involve risks and uncertainties that could cause Esperion’s actual results to differ significantly from those projected, including, without limitation, delays or failures in Esperion’s studies, that positive results from a clinical study of bempedoic acid may not be sufficient for FDA or EMA approval or necessarily be predictive of the results of future or ongoing clinical studies, that notwithstanding the completion of Esperion’s Phase 3 clinical development program for LDL-C lowering, the FDA or EMA may require additional development in connection with seeking regulatory approval, that DSE is able to successfully commercialize the bempedoic acid / ezetimibe combination tablet and bempedoic acid, if approved, that existing cash resources may be used more quickly than anticipated, and the risks detailed in Esperion’s filings with the Securities and Exchange Commission. Esperion disclaims any obligation or undertaking to update or revise any forward-looking statements contained in this press release, other than to the extent required by law.

Esperion Therapeutics, Inc.

Balance Sheet Data

(In thousands)

(Unaudited)

	December 31, 2018	December 31, 2017

Cash and cash equivalents	$36,973	$34,468
Working capital	78,299	170,780
Investments	99,293	239,151
Total assets	143,451	277,835
Common stock	27	26
Accumulated deficit	(598,101)	(396,291)
Total stockholders’ equity	79,118	244,691

Esperion Therapeutics, Inc.

Statement of Operations

(In thousands, except share and per share data)

(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2018	2017	2018	2017
Operating expenses:
Research and development	$49,473	$33,439	$171,488	$147,603
General and administrative	11,176	5,257	33,097	21,379
Total operating expenses	60,649	38,696	204,585	168,982
Loss from operations	(60,649)	(38,696)	(204,585)	(168,982)
Other income, net	610	805	2,775	1,994
Net loss	$(60,039)	$(37,891)	$(201,810)	$(166,988)
Net loss per common share (basic and diluted)	$(2.24)	$(1.44)	$(7.54)	$(6.98)
Weighted average shares outstanding (basic and diluted)	26,818,331	26,222,397	26,754,308	23,933,273